(j)(1)

[DECHERT LLP LETTERHEAD]

April 25, 2012

ING Variable Insurance Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: ING Variable Insurance Trust

      (File No. 811-09477)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Amendment No. 38 to the Registration Statement under the Investment Company Act of 1940, as amended, of ING Variable Insurance Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP